SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☒  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

TIB FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒  No Fee required
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

          April 29, 2010
Dear Shareholders,

Enclosed you will find the 2009 Annual Report and a proxy for the upcoming annual meeting of the shareholders of TIB Financial Corp.  Last year was a difficult one for TIB, as we continued to manage through an extremely troublesome economic environment.  The communities we serve have suffered through high unemployment, a diminishing business environment and severe declines in real estate values.  In our role as a community bank, our successes, as well as our challenges, are in direct relationship to the economic health and well-being of our communities.   Despite these difficulties, we continue to lend support through active lending, community participation and financial contribution for the benefit and welfare of our customers and our shareholders.

The 2009 financial statements reflect this extremely difficult operating  environment, and also illustrate the positive steps we have taken to strengthen the Company as we look to the future.  One of the specific achievements in 2009 was the reduction in our risk exposure in the construction and development loan portfolio and the indirect auto loan portfolio.  Our exposure to construction and development loans declined from $147 million in 2008 to $97 million at the end of 2009.  At March 31, 2010, this loan segment has declined further to $72 million.  During the past two years, we have worked diligently to reduce the indirect auto loan portfolio from approximately $142 million to $25 million.  Additionally our Company benefited during the year from the continued reduction in wholesale funding and brokered deposits, a growing wealth management and trust business, and the acquisition of Riverside Bank of the Gulf Coast from the FDIC. The proxy reflects a significant reduction, over 24%, in senior officer total compensation as compared to the totals reported in the 2008 and 2009 proxies.

In our effort to position the Company for recovery and  growth as we move forward, there are a number of resolutions, as outlined in the proxy, that we recommend be adopted  for the good of the Company.  The resolutions pertaining to the increased number of authorized shares outstanding, in conjunction with the resolution addressing the potential sale of new common or preferred shares to private equity investors in amounts representing greater than 20% of our total common stock outstanding, are critical authorizations we need to enable us to proceed with our capital raising efforts.  Recently we announced the execution of a term sheet that we received regarding a capital commitment.  However in order to achieve this end, among other conditions, we need your support by voting for these resolutions.  While it is difficult to raise capital at this share price level, we have limited alternatives to strengthen our capital position to a “well capitalized” level and address the higher capital levels required by regulatory authorities.  As previously reported, losses incurred in previous years of the economic downturn resulted in a decrease in our equity capital, and we have agreed with our regulators to bolster the Company’s capital position to their requirements.

Additionally, the proxy includes a resolution submitted by one of our shareholders regarding Board of Director compensation.  While we recommend you vote against it, we do agree and believe in the underlying principle of alignment of the interests of the Board and management with shareholders by compensating not only the directors in long-term equity compensation, but also paying a portion of certain employees’ compensation in long term equity awards.  Therefore, in order to successfully implement this form of compensation, we have included in the proxy a provision to increase the number of shares available in the 2004 Equity Incentive Plan.    We ask that you vote for this increase to give us the ability to more effectively tie a significant proportion of director and employee compensation to the performance of our stock.

As you read through these materials, please do not hesitate to call us with any questions or comments.  We look forward to seeing you at our annual meeting where we will review the past and share our vision for the future.

Sincerely,
/s/Richard C. Bricker, Jr.                                                                                 /s/Thomas J. Longe
Richard C. Bricker, Jr.                                                                                     Thomas J. Longe
Chairman                                                                                                          Vice Chairman, CEO/President

Executive Offices:  599 9th Street North, Suite 101, Naples, FL 34102-5624
Phone: 239.263.3344  Fax: 239.263.4543
www.tibfinancialcorp.com  Nasdaq: TIBB